Exhibit 14.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Form N-14 filing under the Securities Act of 1933, of our report dated November 5, 2003, appearing in the annual report to shareholders of Great Hall Investment Funds, Inc. for the fiscal year ended July 31, 2003, relating to Great Hall Investment Funds, Inc., comprising Prime Money Market Fund, U.S. Government Money Market Fund, Tax-Free Money Market Fund, Institutional Prime Money Market Fund, and Institutional Tax-Free Money Market Fund, and to the references to us under the headings "Financial Highlights" and "Independent Auditors" the Prospectus, under the heading "Representations and Warranties" in Exhibit A, and in the Statement of Additional Information.



DELOITTE & TOUCHE LLP

Chicago, Illinois
December 15, 2003